Ethanex Signs Agreement to Acquire Ethanol Plant from MRE

Basehor, KS -- February 11, 2008 -- Ethanex Energy, Inc. (OTCBB: EHTE) today announced that it has signed a definitive Asset Purchase agreement with Midwest Renewable Energy, LLC to acquire Midwest’s ethanol plant, located in Sutherland, Nebraska, for $220 million in cash and Ethanex stock, subject to various adjustments as specified in the Agreement. As previously announced, Ethanex and Midwest entered into a non-binding letter of intent for this transaction in late November 2007.

Under the Agreement, several newly formed, wholly owned subsidiaries of Ethanex will acquire substantially all of the assets, and assume certain liabilities, of Midwest in a series of three transactions. At a first closing, Ethanex will acquire the existing ethanol plant for $50 million in cash. The existing plant, which has a production capacity of 26 million gallons per year (“MGY”), is currently undergoing a two-phase expansion. Each expansion phase is designed to add an additional 42.5MGY of production capacity, for a total projected plant capacity of 111MGY. At each of the three closings Ethanex will receive $2 million of inventory which is included in the purchase price.

Ethanex will build and add its integrated fractionation platform, developed in collaboration with Buhler, Inc., to the plant. The Agreement contemplates that the fractionation platform will commence operation at the time Ethanex acquires the first expansion phase of the Sutherland plant, estimated to occur during the last quarter of 2008. Ethanex estimates that the fractionation platform will enable total plant capacity to be approximately 132MGY upon completion of the project. Co-products will include high-protein distiller's grains, food-grade crude corn oil as well as corn gluten feed.

After the initial closing, Midwest will be responsible for continuing and completing the two-phase plant expansion. In two subsequent closings, Ethanex will acquire each of the expansion phases. The second and third closings are subject to testing and certification of the plant expansions in accordance with construction and performance specifications contained in the Agreement that were established by Ethanex and agreed to by Midwest. Ethanex will pay Midwest $60 million in cash and $25 million in Ethanex common stock at each of the second and third closings. If Midwest fails to complete the plant expansions for any reason, Ethanex has the option to do so at its cost, in which case the amount payable to Midwest under the Agreement will be reduced by Ethanex’s completion costs plus a penalty to Midwest of 5-10% of those costs (depending on the reason for Midwest’s failure to complete the applicable phase). It is estimated that the final closing will occur in the first quarter of 2009.

Ethanex’s ability to consummate the acquisition is subject to its receipt of bridge financing sufficient to permit it to continue operating through the first closing under the Agreement, which is expected to occur early in the second quarter of 2008. Ethanex estimates that it will need at least $1.5 million of interim financing to continue operating into the second quarter. Additional funding would be needed if the first closing is delayed. Although Ethanex is in discussions with several parties regarding such interim financing, it has no commitments and cannot assure that it will be able to obtain the needed financing on reasonable terms or at all. The Agreement is terminable after March 5, 2008 by either Ethanex or Midwest if Ethanex has not obtained bridge financing of at least $1.5 million by that date. If Ethanex is unable to obtain interim financing by March 5, 2008 it anticipates that it will be unable to proceed with the transaction, will need to cease operations and will be required to file for bankruptcy protection.

Each of the three closings is subject to various closing conditions, including receipt by Ethanex of financing for the cash portion of the purchase price payable at each closing and (at the first closing) for construction of the fractionation platform, as well as other customary conditions. Ethanex does not presently have commitments for the required financing, and there is no assurance that Ethanex will be able to secure any or all of such financing. Ethanex estimates that total financing needs for these transactions, including a $20 million working capital line, will be approximately $263 million.

The initial closing also is subject to approval of Ethanex’s stockholders of an amendment to Ethanex’s certificate of incorporation to increase the number of authorized shares of capital stock of Ethanex, as well as receipt of regulatory approvals and other third-party consents.

Under the terms of the Agreement, if Ethanex is unable to obtain sufficient financing for either the second or the third closings, assuming all other conditions to closing are then satisfied, Midwest and Ethanex will operate the plant through a joint venture, under terms specified in the Agreement. Ownership of the joint venture will be in proportion to the parties’ respective investments in the project (with Ethanex’s investment being discounted by 10% for failure to obtain sufficient financing), subject to certain adjustments specified in Agreement.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any securities of Ethanex Energy, Inc.

About Ethanex Energy, Inc.

Ethanex is a renewable energy company whose mission is to be a low cost producer of renewable energy by employing advanced technology in design, construction and operation of ethanol plants. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex, visit www.ethanexenergy.com.

CONTACT:	Investors:

Leslie Turner Investor Relations Ethanex Energy, Inc. 843-724-1553 l.turner@ethanexenergy.com or Media:

Bryan Sherbacow Chief Operating Officer Ethanex Energy, Inc. 843-724-1555 b.sherbacow@ethanexenergy.com

Forward-Looking Statement Disclosure

This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding Ethanex’s ability to continue as a going concern, complete the acquisition of the ethanol plant from Midwest, finance the second and third closings (if the initial acquisition is completed), the timing and expected capacity of the planned expansions to the Nebraska facility, plans to construct and integrate Ethanex’s corn fractionation platform with the facility and the anticipated benefits of the fractionation platform. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to Ethanex or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. Ethanex's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) Ethanex may not obtain bridge financing needed to continue as a going concern, (2) Ethanex may not complete the acquisition of the ethanol plant from Midwest on the negotiated terms, within the anticipated timelines or at all, (3) Midwest may need additional financing to complete the planned expansions and may be unable to obtain that financing on acceptable terms or at all, (4) the Midwest facility may not expand production to the expected amounts, (5) the fractionation platform may not increase the efficiency of the Midwest facility, (6) Ethanex may not be successful in operating the facility, (7) Ethanex may not be successful in obtaining the financing needed to close the transactions with Midwest on the negotiated terms, within anticipated timeframes or at all and (8) other factors discussed in Ethanex’s filings with the Securities and Exchange Commission. Ethanex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.